UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 1, 2005

(Date of earliest event reported)

HAUPPAUGE DIGITAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-13559	11-3227864
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

91 Cabot Court, Hauppauge, NY         11788

(Address of Principal Executive Offices)   (Zip Code)

Registrant’s telephone number, including area code: (631) 434-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On December 1, 2005, Hauppauge Computer Works, Inc. (“HCW”), a wholly-owned subsidiary of Hauppauge Digital, Inc. (the “Company”), executed a Promissory Note (the “Note”) made payable to the order of JPMorgan Chase Bank, N.A. (the “Bank”) in the original principal amount of up to Three Million Dollars ($3,000,000) based upon borrowings made under the Note which may be made from time to time by HCW (each, a “Loan”).  The Note matures on March 31, 2006 (the “Maturity Date”) and principal payments are due on the Maturity Date, and thereafter on demand.  Until the Maturity Date, Loans made under the Note bear interest annually at HCW’s option of (i) the Adjusted Eurodollar Rate (as defined in the Note) plus one and 85/100 percent (1.85%) (each, a “Eurodollar Loan”) or (ii) the Prime Rate (as defined in the Note) minus one percent (1.0%) (each, a “Prime Loan”).  Interest is payable with respect to each Eurodollar Loan at the end of one month after the date of such Loan (the “Interest Period”), provided that, upon the expiration of the first Interest Period and each Interest Period thereafter, each Eurodollar Loan will be automatically continued with an Interest Period of the same duration, unless HCW notifies the Bank that it intends to convert a Eurodollar Loan to a Prime Loan or if the Bank is prohibited from making Eurodollar Loans, and with respect to each Prime Loan the last day of each calendar month during the term of the Note and on the date on which a Prime Loan is converted to a Eurodollar Loan, until such Loan(s) shall be due and payable. Interest due after the Maturity Date shall be payable at a rate of three percent (3.00%) per annum over the Bank’s prime rate.  In the event of default under the Note, including, but not limited to, a default by HCW in the punctual payment of any sum payable with respect to, or in the observance of any terms or conditions of the Note, or any other agreement by HCW with or in favor of the Bank, or a default by HCW in any other material indebtedness exceeding $25,000 in the aggregate, or if any warranty, representation or statement of fact made by HCW in writing to the Bank is false or misleading in any material respect when made, or HCW’s dissolution, or HCW’s insolvency, or if a default or event of default shall occur under the Guaranty or the Share Pledge Agreement, or if any provision of the Note, the Guaranty or the Share Pledge Agreement shall, for any reason, cease to be in full force and effect in accordance with its terms, or if any of the foregoing events shall occur with respect to the Company or any other guarantor of HCW’s obligations under the Note, the Bank may accelerate the Maturity Date and declare any and all amounts owing under the Note due and payable and further, the Bank shall have a right to set off against the Note and/or any liabilities of HCW to the Bank all monies owed by the Bank in any capacity to HCW.

In connection with making Loans under the Note the Company has entered into a Guaranty with the Bank dated as of December 1, 2005 (the “Guaranty”) and entered into a Share Pledge Agreement among the Company, the Bank and Hauppauge Digital Europe S.àr.l., a wholly owned subsidiary of the Company (“Digital Europe”), dated as of December 1, 2005 (the “Share Pledge Agreement”).

Pursuant to the Guaranty, the Company guarantees to the Bank the payment of all liabilities of HCW to the Bank, secured by a continuing lien and right of set-off for the amount of the liabilities of HCW to the Bank upon any and all monies, securities, property, deposits and credits of the Company with the Bank, J.P. Morgan Securities Inc. or any other affiliate of the Bank.

Pursuant to the Share Pledge Agreement, the Company granted a first priority right of pledge on approximately two-thirds of the outstanding capital shares of Digital Europe in favor of the Bank as security for the payment under the Note or the Share Pledge Agreement.

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 above is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)                            Exhibits

10.1

Promissory Note, dated as of December 1, 2005, made payable by Hauppauge Computer Works, Inc. to the order of JPMorgan Chase Bank, N.A. in the original principal amount of Three Million ($3,000,000) Dollars.

10.2	Guaranty, dated as of December 1, 2005, by Hauppauge Digital, Inc. in favor of JPMorgan Chase Bank, N.A.

10.3	Share Pledge Agreement, dated as of December 1, 2005, among Hauppauge Digital, Inc., JPMorgan Chase Bank, N.A. and Hauppauge Digital Europe S. àr.l.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAUPPAUGE DIGITAL, INC.

Dated: December 1, 2005	By:	/s/ Gerald Tucciarone
Gerald Tucciarone
Chief Financial Officer